UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2024

TUCOWS INC.
(Exact Name of Registrant Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-28284 (Commission File Number)	23-2707366 (IRS Employer Identification No.)

96 Mowat Avenue, Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 535-0123

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TCX	NASDAQ

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On June 24, 2024, Davinder Singh, the Chief Financial Officer of Tucows Inc. (the “Company”) informed the Board of Directors of the Company (“Board”) of his decision to voluntarily resign from his position to pursue other professional opportunities. Mr. Singh’s last day will be August 2, 2024, and he will remain with the Company to assist with the transition of his responsibilities until such date. Mr. Singh’s resignation is not due to any disagreement with the Company, its Board, or its management, or any matter relating to the Company’s strategy, operations, policies, or practices.

Appointment of Chief Financial Officer

On June 25, 2024, the Board appointed Ivan Ivanov, age 45, as the Company’s Chief Financial Officer, effective as of August 5, 2024.

Prior to joining the Company, Mr. Ivanov served as Executive Director and business unit CFO at Verizon, where he led both consumer and business finance teams. He began his career at Verizon on the M&A and Corporate Development team, and has also held various other roles, including in Cash Flow planning, Network and IT capital allocation, and commercial finance lead for Verizon’s large fiber deployment program. Mr. Ivanov has a Master of Accounting from Seton Hall University and is a Chartered Professional Accountant with New Jersey State Board of Accountancy. He is also a graduate of Drexel University with a Bachelor of Arts in Finance.

Pursuant to the terms of the employment agreement between Mr. Ivanov and the Company (the “Employment Agreement”), dated as of June 24, 2024 (the “Effective Date”), Mr. Ivanov will receive an annual base salary of $400,000 USD and is eligible for an annual bonus equivalent to 60% of his base salary for successfully meeting personal objectives and/or the objectives of the Company as established from time to time by the Company’s Corporate Governance, Nominating and Compensation Committee.

There are no arrangements between Mr. Ivanov and any other person pursuant to which he was selected to become the Chief Financial Officer of the Company. Mr. Ivanov does not have any family relationship with any executive officer or director of the Company, or with any person selected to become an officer or director of the Company. Neither Mr. Ivanov nor any member of his immediate family has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Ivanov will receive a grant of 20,000 options to purchase the Company’s common stock (the “Options”) under the 2006 Tucows Equity Compensation Plan. The Options will vest with respect to (i) 5,000 shares upon his completion of six months of service from the Effective Date and (ii) the remaining 15,000 shares in a series of 42 successive equal monthly installments upon his completion of each additional month of service over the 42-month period thereafter, subject to his continued service with the Company through each vesting date.

Mr. Ivanov will also receive a grant of 150,000 options to purchase Wavelo, Inc.’s common stock (the “Wavelo Options”) under the Wavelo, Inc. 2022 Equity Compensation Plan. The Wavelo Options will vest in a series of 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from the Effective Date, subject in all cases to his continued service with the Company through each vesting date.

If Mr. Ivanov is terminated by the Company without cause and executes a release prior to the 18-month anniversary of the Effective Date, the Company shall pay him (a) 12 months base salary (at the rate then in effect), plus (b) his target annual bonus for the year of termination. If Mr. Ivanov is terminated by the Company without cause and executes a release on or after the 18-month anniversary of the Effective Date, the Company shall pay him (a) six months base salary (at the rate then in effect), plus (b) one week of his base salary (at the rate then in effect) for each completed year of service with the Company, up to an aggregate sum for subsections (a) and (b) equal to 24 months of base salary, and (c) his target annual bonus for the year of termination.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release issued by the Company announcing the appointment of Ivan Ivanov is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated June 24, 2024, by and between the Company and Ivan Ivanov

99.1	Press Release, dated June 28, 2024, 2024, announcing the appointment of Ivan Ivanov as the Company’s Chief Financial Officer

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2024	TUCOWS INC.

	By:	/s/ Elliot Noss
	Name:	Elliot Noss
	Title:	President and Chief Executive Officer